Exhibit 15.1

Consent of People’s Republic of China Counsel

We are a qualified law firm and licensed lawyers in the People’s Republic of China (“PRC”) and have been engaged by OFA Group, a company incorporated in the Cayman Islands (the “Company”), to provide legal advice on certain matters of PRC laws and regulations.

We hereby consent to the inclusion of this consent letter as an exhibit to the Company’s annual report on Form 20-F, as amended (the “Annual Report”), to be filed with the U.S. Securities and Exchange Commission. We also consent to the use of our name and to any references to our firm or summary of our opinions under PRC law included in the Annual Report and any amendments or supplements thereto.

In granting this consent, we do not admit to being within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, each as amended, or the regulations promulgated thereunder.

/s/ Beijing Yingke Law Firm Shenzhen Office
Beijing Yingke Law Firm Shenzhen Office
(seal)
Date: July 27, 2025